UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

September 17, 2007

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida	33127
(Address of principal executive offices)	(Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On September 20, 2007, IVAX Diagnostics, Inc. (“IVAX Diagnostics”) issued a press release announcing that, effective September 17, 2007, Kevin D. Clark has been appointed Chief Operating Officer of IVAX Diagnostics. In addition to serving as Chief Operating Officer of IVAX Diagnostics, Mr. Clark will continue to serve as Chief Operating Officer of ImmunoVision, Inc. (“ImmunoVision”), IVAX Diagnostics’ wholly-owned subsidiary which develops, manufactures and markets autoimmune reagents and research products for use by research laboratories and commercial diagnostic manufacturers.

Mr. Clark, age 44, has served as Chief Operating Officer of ImmunoVision since 1987 and served as President of ImmunoVision from 1987 through 1995. Mr. Clark was a founding member of the Arkansas Biotech Association and, from 1995 through 2004, served as its Executive Vice President, and in 2002, served as its President. Since 2003, Mr. Clark has served as a member of the Executive Committee of the University of Arkansas Technology Development Foundation, a non-profit foundation for the commercialization of technology developed at the University of Arkansas in Fayetteville. From 2000 to 2003, Mr. Clark was a member of the Advisory Board of Arkansas BioVentures, a state and federally funded incubator program for biotechnology.

While Mr. Clark did not enter into an employment agreement with IVAX Diagnostics in connection with his appointment as Chief Operating Officer of IVAX Diagnostics, the material terms of his compensation are described in subparagraph (e) below.

A copy of the press release announcing Mr. Clark’s appointment as Chief Operating Officer of IVAX Diagnostics is furnished as Exhibit 99.1.

(e) Mr. Clark will be paid an aggregate initial annual base salary of $200,000 for his services as Chief Operating Officer of IVAX Diagnostics and Chief Operating Officer of ImmunoVision.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 99.1 - Press Release dated September 20, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX DIAGNOSTICS, INC.

By:	/s/ Mark S. Deutsch
Mark S. Deutsch,
Vice President - Finance and Chief Financial Officer

Dated: September 20, 2007

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EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated September 20, 2007.